MUNIYIELD NEW JERSEY INSURED FUND, INC.

FILE # 811-7183

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
4/6/00	NJ Tpk 5.75 1/1/19	$1,467,375,000	$3,700,000	Salomon Smith Barney
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